Exhibit C

BIOMARIN CF LIMITED

Dominion House

60 Montrose Avenue

Nassau, New Providence, The Bahamas

January 29, 2009

La Jolla Pharmaceutical Company

6455 Nancy Ridge Drive

San Diego, CA 92121

Re:	Development and Commercialization Agreement

Ladies and Gentlemen:

BioMarin CF Limited, an Irish corporation (“BioMarin CF”), and La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), are parties to that certain Development and Commercialization Agreement (the “Development Agreement”) dated as of January 4, 2009 (as amended). BioMarin CF and La Jolla hereby delete the last sentence of Section 14.2.1 of the Development Agreement. Notwithstanding such amendment to the Development Agreement, BioMarin Pharmaceutical Inc., on behalf of itself and its Affiliates, shall vote or cause such Affiliates to vote any voting securities of La Jolla then held by it or them, as the case may be, on the record date applicable to any such specific vote referred to in the last sentence of Section 14.2.1 of the Development Agreement (after taking into account the provisions of this letter agreement) in favor of such proposal.

For purposes of this letter agreement, an “Affiliate” of BioMarin Pharmaceutical Inc. shall mean any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with BioMarin Pharmaceutical Inc. for as long as such control exists. As used in this letter agreement, “control” shall mean: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other entity, whether through ownership of voting stock or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting stock or other ownership interest in such person, corporation or other entity.

This letter agreement, and all questions regarding its respective validity or interpretation, or the breach or performance of this letter agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without reference to conflict of law principles. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

Please indicate your agreement with the terms of this letter agreement by signing the acknowledgement below.

BIOMARIN CF LIMITED

By:	/s/ G. Eric Davis
	Name:	G. Eric Davis
	Title:	Managing Director

ACKNOWLEDGED AND AGREED TO:

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie
	Name:	Deirdre Y. Gillespie
	Title:	President and CEO
	Date:	January 30, 2009

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis
	Name:	G. Eric Davis
	Title:	Vice President, General Counsel
	Date:	January 30, 2009

[Signature Page to Letter Agreement]